Exhibit 99.1

Trajectory Alpha Acquisition Corp. to Begin Trading Under New Company Name, Zalatoris Acquisition Corp.

NEW YORK, NY, June 16, 2023 — On June 14, 2023, the board of directors of Trajectory Alpha Acquisition Corp. (the “Company”) approved resolutions pursuant to which a certificate of amendment will be filed in the office of the Secretary of State of Delaware to change the Company’s name from “Trajectory Alpha Acquisition Corp.” to “Zalatoris Acquisition Corp.” (the “Name Change”). The Company’s CUSIP remains 89301B 302, and the Company’s ticker symbols remain “TCOA.U”, “TCOA” and “TCOA WS”. This Name Change will be effective as of June 26, 2023.

The Company will issue a press release announcing the date on which it begins trading under its new name, Zalatoris Acquisition Corp.

About J. Streicher

J. Streicher, a private and diverse US financial organization, is founded on tradition, personal relationships, innovation, and steadfast principles. Its subsidiary, J. Streicher & Co. LLC, (the “Broker Dealer”), holds the distinction of being one of the oldest firms on the New York Stock Exchange (“NYSE”), with roots dating back to 1910. Throughout its history, it has consistently provided exceptional service to its family of listed companies, even in challenging market conditions.

While our Broker Dealer primarily focuses on NYSE activities, our international investment team specializes in identifying, investing in, and nurturing potential target companies, guiding them through the complex process of transitioning into publicly traded entities. Our ultimate goal is to position these companies for a successful listing. Our core strength lies in our ability to recognize strategic private target companies and assist them in becoming publicly traded entities on prestigious exchanges such as the NYSE or NASDAQ.

PR Contact for J. Streicher

Email: pr@zalatorisac.com

Number: +1 (917) 675-3106